Exhibit 99.1

GAP INC. REPORTS JUNE SALES RESULTS

SAN FRANCISCO - July 10, 2014 - Gap Inc. (NYSE: GPS) today reported that June net sales increased 1 percent compared with last year. Net sales for the five-week period ended July 5, 2014 were $1.54 billion compared with net sales of $1.53 billion for the five-week period ended July 6, 2013.

“Old Navy’s performance was stellar this month, and we’re pleased to see the brand continue its strong quarter-to-date momentum,” said Glenn Murphy, chairman and chief executive officer, Gap Inc. “Despite softer June results at Gap and Banana Republic, we remain focused on delivering in the upcoming Fall season.”

June Comparable Sales Results
Gap Inc.’s comparable sales for June 2014 were down 2 percent versus a 7 percent increase last year. Comparable sales by global brand for June 2014 were as follows:

•	Gap Global: negative 7 percent versus positive 5 percent last year

•	Banana Republic Global: negative 7 percent versus negative 1 percent last year

•	Old Navy Global: positive 7 percent versus positive 13 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on July 10, 2014 and available for replay until 1:00 p.m. Pacific Time on July 18, 2014.

July Sales
The company will report July sales on August 7, 2014.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through more than 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com